Exhibit 13.1

KNIGHTSCOPE PUBLIC LISTING

Shareholder Meeting Script – DRAFT9

1PM PDT Tue 21 September 2021

BACKGROUND

This script is intended to be vetted thoroughly by issuer’s counsel and underwriter’s counsel and upon preliminary sign-off, will be turned into a full-length, highly produced video, with the same content.

The CEO will be the voice over actor on the video and the final product will be re-submitted to counsel for review and sign-off. To that end, the content needs to be in the natural conversational voice, style and cadence of the CEO – so please refrain from rewording items and solely focus on legal and regulatory compliance.

For the stockholder meeting itself, the video will be played in its entirety and likely no more than 10 minutes of live Q&A with vetted questions thereafter.

THE COMPANY IS “TESTING THE WATERS” UNDER REGULATION A UNDER THE SECURITIES ACT OF 1933. THIS PROCESS ALLOWS COMPANIES TO DETERMINE WHETHER THERE MAY BE INTEREST IN AN EVENTUAL OFFERING OF ITS SECURITIES. THE COMPANY IS NOT UNDER ANY OBLIGATION TO MAKE AN OFFERING UNDER REGULATION A. IT MAY CHOOSE TO MAKE AN OFFERING TO SOME, BUT NOT ALL, OF THE PEOPLE WHO INDICATE AN INTEREST IN INVESTING, AND THAT OFFERING MIGHT NOT BE MADE UNDER REGULATION A. IF THE COMPANY DOES GO AHEAD WITH AN OFFERING, IT WILL ONLY BE ABLE TO MAKE SALES AFTER IT HAS FILED AN OFFERING STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC) AND THE SEC HAS “QUALIFIED” THE OFFERING STATEMENT. THE INFORMATION IN THAT OFFERING STATEMENT WILL BE MORE COMPLETE THAN THE INFORMATION THE COMPANY IS PROVIDING NOW, AND COULD DIFFER IN IMPORTANT WAYS. YOU MUST READ THE DOCUMENTS FILED WITH THE SEC BEFORE INVESTING.

NO MONEY OR OTHER CONSIDERATION IS BEING SOLICITED, AND IF SENT IN RESPONSE, WILL NOT BE ACCEPTED.

NO OFFER TO BUY THE SECURITIES CAN BE ACCEPTED AND NO PART OF THE PURCHASE PRICE CAN BE RECEIVED UNTIL THE OFFERING STATEMENT FILED BY THE COMPANY WITH THE SEC HAS BEEN QUALIFIED BY THE SEC. ANY SUCH OFFER MAY BE WITHDRAWN OR REVOKED, WITHOUT OBLIGATION OR COMMITMENT OF ANY KIND, AT ANY TIME BEFORE NOTICE OF ACCEPTANCE GIVEN AFTER THE DATE OF QUALIFICATION.

AN INDICATION OF INTEREST INVOLVES NO OBLIGATION OR COMMITMENT OF ANY KIND.

YOUR LIBERTY

The year was 1885 in New York. The Statue of Liberty lay in pieces awaiting assembly, but a lack of committed funding for her pedestal stalled completion of the project. Traditional sources of funding were unavailable. Yet the project needed to be finished, despite the lack of financial support from the government and institutional sources.

According to reports, the famous publisher Joseph Pulitzer decided to launch a highly unconventional fundraising campaign and with the support of over 160,000 Americans from all walks of life, was able to raise the capital required to construct Lady Liberty. Our nation’s symbol of liberty and freedom stands tall, in New York City, my hometown, because thousands and thousands of people banded together to force an outcome that the country needed to make happen.

We believe the FBI Crime Clock, which shows the relative frequency of how often violent and property crime occurs annually, clearly shows the need to reinvigorate our citizens’ liberty and fundamental right to live and work in safe communities in a safe country. By some estimates, the negative economic impact of crime is now over $2 trillion annually. It is profoundly clear that new tools and enhanced security capabilities are required to tackle this issue. As a country, we need to do much better, and we will do so – together.

Like the ideals represented by the Statue of Liberty, in today’s terms, we at Knightscope take very seriously our commitment and duty to provide American citizens with the safest environment in which to pursue life, liberty and happiness.

OUR MISSION

“We are on a long-term mission to make the
United States of America the safest country in the world.”

Our goal seemed more than outlandish when we started Knightscope over 8 years ago. However, with the continued support of our over 28,000 investors contributing to our journey, the Company has achieved over 1 million hours of operation across the country and can proudly point to numerous crime-fighting wins, proving our technology to be effective while validating the market opportunity. And you don’t have to take my word for it. Here’s the Chief of Police of one of our law enforcement agency clients, appearing in front of the City Council in a public hearing.

https://youtu.be/y5YQM7CGKQI

The City Council voted unanimously to extend the contract with Knightscope for 2 years.

When we started Knightscope in 2013, many believed our vision was not possible, but the day has come where the seemingly impossible has turned into reality through grit, perseverance, determination, and a pure relentless drive driven by your outpouring of support. You made this happen – and we can do so much more together. We have a strong foundation upon which to build and achieve our mission, over time.

Ensuring public safety is paramount to ensuring the protection of every citizen’s constitutional rights. Our country is well over 200 years old, and we continue to see federal, state and local agencies struggle with the challenge of how to successfully address this fundamental issue at the community level much less nationwide. The first role of government is to protect its citizens. The safety and security of our Nation must be addressed to build a better future for all Americans.

I don’t believe the Founders of our country would have accepted or even anticipated a society in which going to work, going to school, or going about your daily lives came with a potential risk of being victimized, effectively curtailing your individual liberty and freedom.

I believe to complete our mission in the long-term, we will need to add over 1 million Machines- in-Network to the country’s workforce to support the estimated 2 million officers and guards, who collectively drive nearly ½ million law enforcement vehicles and leverage the over 70 million security cameras across America. We cannot continue in this manner.

This will take decades to address, which is why we are focused on the long-term mission of the Company and not short-term pressures or distractions.

OUR INVESTORS FIRST

Today we are proudly announcing that Knightscope will be filing with the U.S. Securities & Exchange Commission, to qualify an offering to raise up to $40 million in connection with an intended public listing on NASDAQ. In a traditional IPO, what happens next is after the regulatory review, the Company would go on a 2-week roadshow, coordinated by investment bankers, and the majority, if not all, of the IPO shares would be bought by Wall Street and the allocation of these shares to Main Street retail investors just about disappears. If Main Street wants to buy them, you can just wait in line until the shares are listed and buy them along with everyone else in the public markets. We don’t think that this cookie cutter approach is right for us and our awesome stockholders that have stood by us through thick and thin.

All 28,000 of you helped create Knightscope, and we believe it’s only right to prioritize you and ensure you have the first chance to buy the shares in a public listing, and only after that, will we offer them to Wall Street and the general public. Let me repeat that: Our investors, that supported us through this journey go first!

So, we are going to make it very easy for you to make your indications of interest for share allocation by simply going to www.knightscope.com/investors. For U.S. based existing investors simply download the myIPO app or visit www.myipo.com/offers/knightscope and set up your brokerage account there. For international existing investors, we’ve setup a separate “Existing International Investors” button on our site for you to be able to participate as well.

We hope you accept this gesture in the spirit it is intended. We are profoundly and eternally grateful for your unwavering support of the Knightscope team and we wanted to show you our appreciation by changing the public listing process to help make this all happen!

TRANSACTION PROCESS

Before I walk you through the process, SEC rules require us to explain the following with respect to the Testing the Waters phase of the offering. Since our lawyers are making us say this, we are going to have our trusty team of robots do the task!

THE COMPANY IS “TESTING THE WATERS” UNDER REGULATION A UNDER THE SECURITIES ACT OF 1933. THIS PROCESS ALLOWS COMPANIES TO DETERMINE WHETHER THERE MAY BE INTEREST IN AN EVENTUAL OFFERING OF ITS SECURITIES. THE COMPANY IS NOT UNDER ANY OBLIGATION TO MAKE AN OFFERING UNDER REGULATION A. IT MAY CHOOSE TO MAKE AN OFFERING TO SOME, BUT NOT ALL, OF THE PEOPLE WHO INDICATE AN INTEREST IN INVESTING, AND THAT OFFERING MIGHT NOT BE MADE UNDER REGULATION A. IF THE COMPANY DOES GO AHEAD WITH AN OFFERING, IT WILL ONLY BE ABLE TO MAKE SALES AFTER IT HAS FILED AN OFFERING STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC) AND THE SEC HAS “QUALIFIED” THE OFFERING STATEMENT. THE INFORMATION IN THAT OFFERING STATEMENT WILL BE MORE COMPLETE THAN THE INFORMATION THE COMPANY IS PROVIDING NOW, AND COULD DIFFER IN IMPORTANT WAYS. YOU MUST READ THE DOCUMENTS FILED WITH THE SEC BEFORE INVESTING.

NO MONEY OR OTHER CONSIDERATION IS BEING SOLICITED, AND IF SENT IN RESPONSE, WILL NOT BE ACCEPTED.

NO OFFER TO BUY THE SECURITIES CAN BE ACCEPTED AND NO PART OF THE PURCHASE PRICE CAN BE RECEIVED UNTIL THE OFFERING STATEMENT FILED BY THE COMPANY WITH THE SEC HAS BEEN QUALIFIED BY THE SEC. ANY SUCH OFFER MAY BE WITHDRAWN OR REVOKED, WITHOUT OBLIGATION OR COMMITMENT OF ANY KIND, AT ANY TIME BEFORE NOTICE OF ACCEPTANCE GIVEN AFTER THE DATE OF QUALIFICATION.

AN INDICATION OF INTEREST INVOLVES NO OBLIGATION OR COMMITMENT OF ANY KIND.

We know a lot of you are new to investing or may not necessarily have a good understanding of the overall process, so I’m going to take some time here to break it down for you with 7 quick points:

1.	Today we are kicking off the process by announcing that we are moving forward with a public listing to trade on NASDAQ and gathering your interest utilizing the Testing the Waters regulatory period, allowing us to speak publicly about the process without running afoul of regulatory compliance items, such as the Quiet Period, typically associated with a traditional Initial Public Offering.

2.	We will file the required documents with the Securities and Exchange Commission for review, which can typically be at least 30 days, and may be extended or shortened depending on the quality, completeness and complexity of the transaction.

3.	In the meantime, as indicated prior, we can begin the process by accepting indications of interest from our existing stockholders. Once the offering is qualified, you can submit your final allocation requests and we can begin the formal allocation of shares by accepting your requests with our broker dealer.

4.	Given the massive quantity of stockholders (yes, we kinda broke the system), to avoid any confusion, you will soon be notified of the need to transfer Knightscope’s outstanding stock from Carta to Computershare – which will then allow, post conversion to common stock from preferred stock, for you to transfer to a brokerage firm of your choice or trade the existing shares directly through your Computershare account. We are setting up an information-packed FAQ section on our Investor Relations site to help. We don’t know of any other Company that has done a direct offering and listing with this number of stockholders, so please be patient with us, as we are all in slightly uncharted territory, to say the least!

5.	Please note, the shares you indicate your interest in now would not be subject to a lockup. Additionally, on the first day of trading, you could buy more shares in the open market on any platform such as Robinhood, Fidelity, E-Trade or whatever your favorite broker might be. Our ticker symbol we reserved on NASDAQ some time ago will finally be put to good use! That ticker symbol is “KSCP”.

6.	Once the SEC completes its review and qualifies the Offering, we intend to market the offering for about 30 to 45 days. Once the bankers and the Company have determined that we are OK to proceed, the Company will complete the public listing process and the underwriter will formally notify NASDAQ. The closing will occur, and trading begins the next day.

7.	Lastly, let’s talk a little bit about price. It is my personal view, that yes, there are numerous factors on what the share price might be on a given day – but the basic first principle is very simple: supply and demand. There’s only a certain quantity of shares that remain liquid in the public market, called the float, and if no one wants those shares and few people are buying them, then, of course, the price goes down. The opposite is likely true. We hope you agree that we’ve accomplished a great deal, will stick with us to see the mission through, and remain a loyal stockholder for the long-term.

SETTING EXPECTATIONS FOR KNIGHTSCOPE’S FUTURE

Our endeavor is likely to span decades, and we must maintain a laser-sharp focus on the objective. What we are doing is technically very complex, highly execution intensive, and will take time to scale up methodically.

We are effectively re-engineering how we address the recurring societal problem of crime and terrorism – which means developing an innovative, technologically advanced solution and engaging communities, governments, executives, first responders, regulators, naysayers, as well as the media and financial markets. Implementing such a profound change will not happen overnight, but it can definitely happen. The shift has already started and is evidenced by each Autonomous Security Robot that we deploy. Yup, changing the world, one robot at a time!

Knightscope is reimagining public safety at a time when our nation needs it most – and we are profoundly grateful for our investors’ support over the long-term. Setting expectations, we will not be managing the company’s execution strategy on a quarter-by-quarter basis nor promising hockey stick growth curves, which will upset some and invigorate others – we need to remain focused on completing our mission – which is our commitment to you, the thousands and thousands of Knightscope investors.

SECURE THE FUTURE

So, what’s next? Besides the public listing itself, which can be all consuming at times, there are numerous things we are working on, including but not limited to:

Board of Directors

We are excited to be recruiting up to 6 independent directors that will help guide the Company over the coming years, lend their collective expertise, and represent all of our stockholders. I will remain Chairman and CEO as the 7th board member and will continue to fight for our mission – day in and out. We’ve raised nearly $100 million to build all this technology from scratch, and I’ve been the sole director during this time by design. I don’t believe it is appropriate for Founders to be selling board seats to the highest bidder at each financing – but instead strongly believe that finding the right independent directors at the right time, with the right skill mix, and architecting the right governance team will benefit all of the stockholders, not just a certain class of stock, over the long-term. We are also committed to ensuring that the board of directors reflects the true diversity of our stockholder base.

Technology

Now that we’ve operated over a million hours in the field, over 6 summers and 6 winters, we’ve learned a great deal, and this year, we have been pouring our souls into the 5th generation release of our Autonomous Security Robot. With all new hardware, firmware, software and electrical systems, here’s a sneak peek at the K5 v5.0 release we intend to begin shipping in 2022. [VIDEO of K5 v5.0]

With that new foundation and notable technological advancements in sensors, GPUs, cameras and autonomous technology, we believe now is the time to focus our efforts on making the K7 a reality and plan to allocate a portion of the proceeds from the public listing to finally get this new machine into production – setting up Knightscope for long-term success and growth as we combine autonomous technology, robotics, artificial intelligence and electric vehicles [VIDEO of K7 prototype]

We’ve also been teasing a future K1 that is in the works, if you have been paying close attention to some of our ads. [VIDEO of K1 prototype]

Growth

Oh, wait one more thing. What is that? [VIDEO of the Pod]

We are also announcing today, the kickoff of the nationwide Knightscope Robot Roadshow. COVID-19 has certainly slowed down business in a lot of cases and the supply chain effects have been rather painful. But we continue to build our backlog and as part of re-working our sales process during the pandemic, we’ve come up with this innovative tour to bring the Knightscope experience to the figurative doorstep of our prospective clients, so that they can see the machines in real life – and have a private telepresence discussion with our sales team. We’ll be sharing more details in the coming weeks, and this is going to be very exciting. Stay tuned for a landing near you!

LONG KNIGHTSCOPE, SHORT THE CRIMINALSTM

These are serious times, requiring serious people, and serious technology – backed by serious investors who want and demand change to our country’s public safety and security apparatus. With your kind, gracious, and unwavering support, we are working to make a massive dent in the problem and are off to good a start. You’ve helped literally write the first chapter in a very long book and as we list Knightscope on NASDAQ, let the second chapter begin.

As I like to say, “Long Knightscope. Short the Criminals.TM”

Onward!

THE COMPANY IS “TESTING THE WATERS” UNDER REGULATION A UNDER THE SECURITIES ACT OF 1933. THIS PROCESS ALLOWS COMPANIES TO DETERMINE WHETHER THERE MAY BE INTEREST IN AN EVENTUAL OFFERING OF ITS SECURITIES. THE COMPANY IS NOT UNDER ANY OBLIGATION TO MAKE AN OFFERING UNDER REGULATION A. IT MAY CHOOSE TO MAKE AN OFFERING TO SOME, BUT NOT ALL, OF THE PEOPLE WHO INDICATE AN INTEREST IN INVESTING, AND THAT OFFERING MIGHT NOT BE MADE UNDER REGULATION A. IF THE COMPANY DOES GO AHEAD WITH AN OFFERING, IT WILL ONLY BE ABLE TO MAKE SALES AFTER IT HAS FILED AN OFFERING STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC) AND THE SEC HAS “QUALIFIED” THE OFFERING STATEMENT. THE INFORMATION IN THAT OFFERING STATEMENT WILL BE MORE COMPLETE THAN THE INFORMATION THE COMPANY IS PROVIDING NOW, AND COULD DIFFER IN IMPORTANT WAYS. YOU MUST READ THE DOCUMENTS FILED WITH THE SEC BEFORE INVESTING.

NO MONEY OR OTHER CONSIDERATION IS BEING SOLICITED, AND IF SENT IN RESPONSE, WILL NOT BE ACCEPTED.

NO OFFER TO BUY THE SECURITIES CAN BE ACCEPTED AND NO PART OF THE PURCHASE PRICE CAN BE RECEIVED UNTIL THE OFFERING STATEMENT FILED BY THE COMPANY WITH THE SEC HAS BEEN QUALIFIED BY THE SEC. ANY SUCH OFFER MAY BE WITHDRAWN OR REVOKED, WITHOUT OBLIGATION OR COMMITMENT OF ANY KIND, AT ANY TIME BEFORE NOTICE OF ACCEPTANCE GIVEN AFTER THE DATE OF QUALIFICATION.

AN INDICATION OF INTEREST INVOLVES NO OBLIGATION OR COMMITMENT OF ANY KIND.